Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements and related Prospectuses of JetBlue Airways Corporation listed below, of our report dated February 13, 2009, with respect to the financial statement schedule of JetBlue Airways Corporation for each of the three years in the period ended December 31, 2008 included in this Current Report (Form 8-K) of JetBlue Airways Corporation.
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-135545) of JetBlue Airways Corporation,

(2)	Registration Statement (Form S-8 No. 333-86444) pertaining to the JetBlue Airways Corporation 2002 Stock Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-129238) pertaining to the JetBlue Airways Corporation Crewmember Stock Purchase Plan
/s/ Ernst & Young LLP
New York, New York
August 26, 2009